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                                                                      EXHIBIT 11

                         ENDOVASCULAR TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        COMPUTATION OF NET LOSS PER SHARE

                                                            Three Months Ended June 30,      Six Months Ended June 30,
                                                            ---------------------------     ---------------------------
                                                                1995            1996            1995            1996
                                                            -----------     -----------     -----------     -----------
Net Loss                                                    $(1,674,731)    $(3,225,937)    $(3,736,101)    $(5,891,881)
                                                            -----------     -----------     -----------     -----------
Weighted average common shares outstanding                    6,087,155       8,298,915       6,087,988       7,886,169

Common shares and options granted (using the treasury
    stock method assuming an initial public offering
    price of $12.00) between December 15, 1994 and the
    Company's initial public offering: included pursuant
    to Securities and Exchange Commission Rules                 166,658         166,658         166,658         166,658
                                                            -----------     -----------     -----------     -----------
Weighted average common and equivalent shares                 6,253,813       8,465,573       6,254,646       8,052,827
                                                            ===========     ===========     ===========     ===========

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